Exhibit 10.1
STOCK PURCHASE AGREEMENT
AMONG
ULTRALIFE BATTERIES, INC.
AND
INNOVATIVE SOLUTIONS CONSULTING, INC.,
MICHELE A. ALOISIO,
MARC DELAVERGNE,
THOMAS R. KNOWLTON,
KENNETH J. WOOD,
AND
W. MICHAEL COOPER
DATED AS OF SEPTEMBER 12, 2007

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Attachments to Stock Purchase Agreement
Exhibit A: Target Financial Statements
Annex I: Exceptions to Sellers’ Representations and Warranties
Annex II: Exceptions to Buyer’s Representations and Warranties
Target Disclosure Schedule

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STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”) is entered into as of September 12, 2007, by and among Ultralife Batteries, Inc., a Delaware corporation (“Buyer”), and Innovative Solutions Consulting, Inc., a Maryland corporation (“Target”), Michele A. Aloisio, Marc DeLaVergne, Thomas R. Knowlton, Kenneth J. Wood, and W. Michael Cooper (each a “Seller” and collectively, “Sellers”). Buyer, Target and Sellers are referred to collectively herein as the “Parties.”
RECITALS
     A. The Sellers own all of the outstanding stock of Target as of the date of this Agreement.
     B. This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the outstanding capital stock of Target in return for cash.
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.
SECTION 1. DEFINITIONS
     “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses.
     “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.
     “Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.
     “Aloisio Guarantees” has the meaning set forth in Section 6(e) below.
     “Auditor” has the meaning set forth in Section 2(f) below.
     “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.
     “Buyer” has the meaning set forth in the preface above.
     “Closing” has the meaning set forth in Section 2(c) below.
     “Closing Balance Sheet” has the meaning set forth in Section 2(e) below.

     “Closing Date” has the meaning set forth in Section 2(c) below.
     “Closing Payment” has the meaning set forth in Section 2(b) below.
     “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confidential Information” means any information concerning the businesses and affairs of the Target that is not already generally available to the public.
     “Controlled Group” has the meaning set forth in Code Section 1563.
     “Disclosure Schedule” has the meaning set forth in Section 4 below.
     “Employee Benefit Plan” has the meaning set forth in Section 4(x) below.
     “Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).
     “Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).
     “Encumbrance Documents” has the meaning set forth in Section 4(l) below.
     “Enforcement Costs” has the meaning set forth in Section 11(r) below.
     “Environmental, Health, and Safety Requirements” shall mean all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now or hereafter in effect.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with Target, as defined in Section 414 of the Code.
     “Estoppel Certificates” has the meaning set forth in Section 7(a) below.
     “Fiduciary” has the meaning set forth in ERISA Section 3(21).
     “Financial Statements” has the meaning set forth in Section 4(g) below.

     “First Holdback Excess Payment” has the meaning set forth in Section 2(b) below.
     “First Holdback Payment” has the meaning set forth in Section 2(b) below.
     “First Measuring Period” has the meaning set forth in Section 2(b) below.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
     “Holdback Payments” has the meaning set forth in Section 2(b) below. For the avoidance of doubt, the term “Holdback Payments” may include, as applicable, the First Holdback Payment, the First Holdback Excess Payment, the Second Holdback Payment and the Third Holdback Payment.
     “Improvements” has the meaning set forth in Section 4(l) below.
     “Indemnified Party” has the meaning set forth in Section 8(d) below.
     “Indemnifying Party” has the meaning set forth in Section 8(d) below.
     “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).
     “Knowledge” means actual knowledge after reasonable investigation.
     “Lease Consents” has the meaning set forth in Section 7(a) below.
     “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Target.
     “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Target holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Target thereunder.
     “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
     “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable and (b) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
     “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Target, taken as a whole, or on the ability of Sellers to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof).
     “Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.
     “Most Recent Financial Statements” has the meaning set forth in Section 4(g) below.
     “Most Recent Fiscal Month End” has the meaning set forth in Section 4(g) below.
     “Most Recent Fiscal Year End” has the meaning set forth in Section 4(g) below.
     “Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).
     “Non-Disturbance Agreements” has the meaning set forth in Section 7(a) below.
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
     “Party” has the meaning set forth in the preface above.
     “Permitted Encumbrances” means with respect to each parcel of Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Real Property that are (i) not due and payable as of the Closing Date or (ii) that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to such Real Property incurred in the Ordinary Course of Business for amounts that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (c) zoning, building codes and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property and are not violated by the current use or occupancy of such Real Property or the operation of Target’s business as currently conducted thereon; and (d) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Real Property which do not or would not impair the use or occupancy of such Real Property in the operation of Target’s business as currently conducted thereon.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).
     “Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.
     “Purchase Price” has the meaning set forth in Section 2(b) below.
     “Real Property” has the meaning set forth in Section 4(l) below.
     “Real Property Laws” has the meaning set forth in Section 4(l) below.
     “Released Parties” has the meaning set forth in Section 6(f) below.
     “Released Claims” has the meaning set forth in Section 6(f) below.
     “Reportable Event” has the meaning set forth in ERISA Section 4043.
     “Requisite Sellers” means Sellers holding a majority in interest of the Target Shares as set forth in Section 4(b) of the Disclosure Schedule.
     “Re-Sale Transaction” has the meaning set forth in Section 2(b)(vi) below.
     “Sales” means revenues, determined in accordance with GAAP, that are achieved by Target in the ordinary course of business.
     “Second Holdback Excess Payment” has the meaning set forth in Section 2(b) below.
     “Second Holdback Payment” has the meaning set forth in Section 2(b) below.
     “Second Measuring Period” has the meaning set forth in Section 2(b) below.
     “Section 338(h)(10) Election” has the meaning set forth in Section 9(f) below.
     “Section 338(h)(10) Election Liability” has the meaning set forth in Section 9(g) below.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Seller” and “Sellers” have the meanings set forth in the preface above.

     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
     “Systems” has the meaning set forth in Section 4(aa) below.
     “Target” has the meaning set forth in the preface above.
     “Target Share” means any share of the common stock, par value $0.10 per share, of Target.
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
     “Tax Adjustment” has the meaning set forth in Section 9(g) below.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Third Holdback Payment” has the meaning set forth in Section 2(b) below.
     “Third Measuring Period” has the meaning set forth in Section 2(b) below.
     “Third Party Claim” has the meaning set forth in Section 8(d) below.
     “Treasury Regulations” means the Treasury Regulations promulgated under the Code.

SECTION 2. PURCHASE AND SALE OF TARGET SHARES
     (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each Seller, and each Seller agrees to sell to Buyer, all of his or her or its Target Shares for the consideration specified below in this Section 2.
     (b) Purchase Price; Allocation; Payment. The aggregate consideration for the Target Shares shall be up to $3,000,000, subject to adjustments after Closing pursuant to Section 2(b)(iii) for accrued interest on Holdback Payments (as so adjusted, the “Purchase Price”). The Purchase Price shall be allocated among Sellers in proportion to their respective holdings of Target Shares as set forth in Section 4(b) of the Disclosure Schedule. On the terms and subject to the conditions set forth herein, Buyer shall pay the Purchase Price to Sellers as follows:
          (i) At Closing, Buyer shall pay Sellers the aggregate amount of $1,000,000 by wire transfer of immediately available funds into an account designated by Sellers prior to the Closing Date (the “Closing Payment”). The Closing Payment shall be made by a single wire transfer; it is the responsibility of Sellers to distribute the Closing Payment amongst themselves.
          (ii) On the terms and subject to the conditions set forth below, Buyer shall pay Sellers in up to three installments an additional aggregate amount of up to, but in no event more than, $2,000,000 (the “Holdback Payments”), as follows:
          (A) Buyer shall pay Sellers an amount (the “First Holdback Payment”) equal to 20% of (1) Sales during the period commencing on the Closing Date and ending on the last day of the fourth full fiscal quarter of Target following the Closing Date (the “First Measuring Period”) less (2) $4,000,000. For the purposes of example only, if the Closing Date is August 17, 2007, the First Measuring Period would begin on August 17, 2007 and end at midnight on September 30, 2008.
          (B) Buyer shall pay Sellers an amount (the “Second Holdback Payment”) equal to 20% of (1) Sales during the 12-month period commencing on the first day following the conclusion of the First Measuring Period (the “Second Measuring Period”) less (2) $4,000,000.
          (C) Buyer shall pay Sellers an amount (the “Third Holdback Payment”) equal to 20% of (1) Sales during the 12-month period commencing on the first day following the conclusion of the Second Measuring Period (the “Third Measuring Period”) less (2) $4,000,000.
          (D) If the First Holdback Payment yields an amount less than or equal to $750,000, then Buyer shall pay Sellers such amount within 60 days of the conclusion of the First Measuring Period. If the First Holdback Payment yields an amount greater than $750,000, then Buyer shall pay Sellers $750,000 within 60 days of the conclusion of the First Measuring Period and the amount by which the First Holdback Payment exceeds $750,000 (the “First Holdback Excess Payment”) shall be paid to Sellers within 60 days of the conclusion of either the Second Measuring Period or the Third Measuring Period, as described below.

          (E) If the Second Holdback Payment plus the First Holdback Excess Payment, if any, yields an amount less than or equal to $750,000, then Buyer shall pay Sellers such amount within 60 days of the conclusion of the Second Measuring Period. If the Second Holdback Payment plus the First Holdback Excess Payment, if any, yields an amount greater than $750,000, then Buyer shall pay Sellers $750,000 within 60 days of the conclusion of the Second Measuring Period, and the amount by which the Second Holdback Payment and the First Holdback Excess Payment together exceed $750,000 (the “Second Holdback Excess Payment”) shall be paid to Sellers within 60 days of the conclusion of the Third Measuring Period.
          (F) The Third Holdback Payment shall be paid (along with the Second Holdback Excess Payment, if any) to Sellers within 60 days of the conclusion of the Third Measuring Period.
          (G) The following is an illustration of the operation of Section 2(b)(ii). For purposes of this illustration, it is assumed that Sales during the First Measuring Period, the Second Measuring Period and the Third Measuring Period were each $9,000,000. Since Sales during the First Measuring Period were $9,000,000, the amount of the First Holdback Payment would be $1,000,000 (i.e. 20% of the result of $9,000,000 minus $4,000,000), and Sellers would receive $750,000 within 60 days of the conclusion of the First Measuring Period. The First Holdback Excess Payment would be $250,000 and it would rollover for payment within 60 days of the conclusion of the Third Measuring Period (because the payments made for the Second Measuring Period would be in excess of $750,000, as discussed in the next sentence). Since Sales during the Second Measuring Period were also $9,000,000, the amount of the Second Holdback Payment would also be $1,000,000. Accordingly, Sellers would receive $750,000 within 60 days of the conclusion of the Second Measuring Period, and the remaining $250,000 attributable to the Second Measuring Period, along with the First Holdback Excess Payment would rollover for payment within 60 days of the conclusion of the Third Measuring Period. Since the combined amount of the First Holdback Excess Payment and the remaining $250,000 attributable to the Second Measuring Period would be $500,000, there cannot be a Third Holdback Payment, as the upper limit of $2,000,000 on the aggregate amount of the Holdback Payments would bar any additional payments. As a result, the $500,000 attributable to the combination of the First Holdback Excess Payment and the remaining $250,000 attributable to the Second Measuring Period would be paid to Sellers within 60 days of the conclusion of the Third Measuring Period and there after Sellers would not be entitled to any additional Holdback Payments. The foregoing assumes that Buyer did not exercise its right of setoff under Section 8.
          (H) Each of the Holdback Payments shall be made by a single wire transfer of immediately available funds into an account designated by Sellers prior to the applicable payment deadline; it is the responsibility of Sellers to distribute each Holdback Payment amongst themselves. Concurrently with the payment of each of the Holdback Payments or the determination that a Holdback Payment has not been achieved, Buyer shall provide Sellers with a notice that substantiates in reasonable detail the basis for the Holdback Payment or the determination that the Holdback Payment has not been achieved.

          (iii) Buyer shall pay interest accrued at a rate of 5% per annum to Sellers on the First Holdback Excess Payment and the Second Holdback Excess Payment, in each case at the time such payments are made by Buyer to Sellers. Interest on the First Holdback Excess Payment shall accrue from the 60th calendar day after the conclusion of the First Measuring Period. Interest on the Second Holdback Excess Payment shall accrue from the 60th calendar day after the conclusion of the Second Measuring Period. Payments hereunder shall be applied first to any interest due in respect of the First Holdback Excess Payment and then any interest due in respect of the Second Holdback Excess Payment.
          (iv) EACH OF THE HOLDBACK PAYMENTS IS SUBJECT TO THE RIGHT OF SETOFF IN FAVOR OF BUYER UNDER SECTION 8. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL THE AGGREGATE AMOUNT OF THE HOLDBACK PAYMENTS (EXCLUDING INTEREST UNDER SECTION 2(b)(iii)) EXCEED $2,000,000.
          (v) Following the Closing, until the expiration of the Third Measuring Period:
          (A) Subject to Section 2(b)(vi), Buyer shall maintain the business of Target as a separate, wholly-owned subsidiary of Buyer, and during such period any transactions between Buyer and such subsidiary shall be on an arm’s length basis or on terms that are more favorable to such subsidiary than terms negotiated on an arm’s length basis, and during such period Buyer shall keep separate accounting books and records for the business of Target; and
          (B) Subject to Section 2(b)(vi), Buyer shall operate the business of Target in the ordinary course, exercising reasonable business judgment with respect thereto, with due consideration given to the past practices of the business of Target, and Buyer shall not take any actions that are manifestly intended to deny Sellers the opportunity to receive Holdback Payments. In addition, Buyer shall have the right to permanently discontinue and terminate the business of Target if Buyer determines after the exercise of reasonable business judgment that such actions are in its best interests and provided further that such actions are not taken with the manifest intent to deny Sellers the opportunity to receive Holdback Payments.
          (vi) Following the Closing, notwithstanding the terms of Section 2(b)(v), Buyer shall have the right to sell the business of Target to a third-party in a bona fide arm’s length transaction during any period in which the possibility remains under the terms of Section 2(b)(ii) that Sellers can receive Holdback Payments (a “Re-Sale Transaction”). For purposes of Section 2(b)(vi), a Re-Sale Transaction shall consist of a sale of substantially all of the assets of the business of Target, as the same existed on the Closing Date, a sale of more than 50% of the Target Shares, or any other transaction that would have the effect of conveying substantially all of the business of Target, as the same existed on the Closing Date, to a third-party who is not an Affiliate of Buyer or Sellers, in each case during, and only during, any period in which the possibility remains under the terms of Section 2(b)(ii) that Sellers can receive Holdback Payments. In any such Re-Sale Transaction (provided the possibility remains under the terms of Section 2(b)(ii) that Sellers can receive Holdback Payments):

          (A) If the net proceeds received by Buyer on account of the Re-Sale Transaction are less than or equal to $1,000,000, then Sellers shall be entitled to retain any Holdback Payments already paid to Sellers and shall be entitled to receive either the First Holdback Excess Payment or the Second Holdback Excess Payment or both of them, provided in each case that such payment or payments have already been earned in accordance with the terms of Section 2(b)(ii), but Sellers shall not be entitled to any additional Holdback Payments and their rights with respect thereto under this Agreement and otherwise shall be extinguished and Sellers shall have no further rights to pursue Buyer, the purchaser in the Re-Sale Transaction or any Affiliate of such parties for any additional consideration; or
          (B) If the net proceeds received by Buyer on account of the Re-Sale Transaction are greater than $1,000,000, then following the closing of such Re-Sale Transaction Sellers shall be entitled to a amount equal to 50% of the amount by which such net proceeds exceed $1,000,000, up to a maximum amount of $2,000,000, and less the aggregate amount of any Holdback Payments paid to Sellers or earned and due to be paid to Sellers in accordance with the terms of Section 2(b)(ii). Thereafter, Sellers shall not be entitled to any additional Holdback Payments and their rights with respect thereto under this Agreement shall be extinguished and Sellers shall have no further rights to pursue Buyer, the purchaser in the Re-Sale Transaction or any Affiliate of such parties for any additional consideration. For illustrative purposes, assuming Sellers had received a First Holdback Payment of $750,000 but had not earned any additional Holdback Payments and further assuming that a hypothetical Re-Sale Transaction yielded net proceeds to Buyer of $6,000,000, the amount due to Sellers in respect thereof would be calculated by: subtracting $1,000,000 from $6,000,000 to yield $5,000,000; multiplying the result of $5,000,000 by 0.5 to yield $2,500,000; applying the $2,000,000 limitation to yield $2,000,000; and subtracting from $2,000,000 the First Holdback Payment of $750,000 to yield an aggregate amount due to Sellers of $1,250,000.
     (c) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Harter Secrest & Emery LLP, in Rochester, New York, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other place (including remotely, via electronic means), time and date as Buyer and Requisite Sellers may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no later than September 12, 2007.
     (d) Deliveries at Closing. At the Closing, (i) Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) each Seller will deliver to Buyer stock certificates representing all of his or its Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyer will deliver to Sellers the consideration specified in Section 2(b) above.
     (e) Closing Balance Sheet. Within 45 days following Closing, Buyer will prepare a closing balance sheet (the “Closing Balance Sheet”) and deliver the same to Sellers. Buyer will cause the Closing Balance Sheet to be derived from the books and records of Target, and to present fairly the assets and liabilities of Target as of the Closing Date, in accordance with GAAP.
     (f) Dispute Mechanism for Certain Matters. In the event that another provision of this Agreement refers to this section for a dispute process, then in connection with such calculation, accounting treatment or other matter, then either party may submit such dispute, or the resolution of only such item or items thereof as are in dispute, to BDO Seidman LLP (the “Auditor”) for computation, verification or resolution in accordance with the provisions of this Agreement. Buyer and Sellers shall make readily available to the Auditor all relevant books and records (including work papers of a party’s independent public accountants) as the Auditor reasonably requests. The Auditor’s computation or verification of the account, calculation or item or resolution of such disputed item or items thereof (as the case may be), which Buyer and Sellers will instruct the Auditor to deliver to them within 30 days after submission to the Auditor, will be final and binding upon the parties for all purposes relating to this Section 2(f), and the Auditor’ fees and expenses therefor will be borne by the non-prevailing party or, in the event that each party prevails on some of the issues in dispute, will be shared proportionately, as determined by the Auditor.
SECTION 3. TRANSACTION REPRESENTATIONS AND WARRANTIES
     (a) Sellers’ Representations and Warranties. Each Seller represents and warrants to Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to himself or itself, except as set forth in Annex I attached hereto.
          (i) Organization of Certain Sellers. Seller (if a corporation or other entity) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or other formation.
          (ii) Authorization of Transaction. Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform his, her, or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.
          (iii) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) to the Knowledge of Sellers violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or, if Seller is an entity, any provision of its charter, bylaws, or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which he or it is bound or to which any of his or its assets is subject, that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on Target’s business or financial condition, or (C) result in the imposition or creation of a Lien upon or with respect to the Target Shares.
          (iv) Brokers’ Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
          (v) Target Shares. Seller holds of record and owns beneficially the number of Target Shares set forth next to his or its name in Section 4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any capital stock of Target (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Target.
     (b) Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in Annex II attached hereto.
          (i) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.
          (ii) Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.
          (iii) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.
          (iv) Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.
          (v) Investment. Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.
          (vi) Financial Ability. Buyer presently maintains the financial ability to consummate the transactions contemplated by this Agreement and meet its financial obligations hereunder and, to the extent Buyer deems necessary, has obtained a commitment from a lender of Buyer’s choice to provide the financing described in Section 7(a)(viii).
SECTION 4. TARGET REPRESENTATIONS AND WARRANTIES
     Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof and initialed by the Parties (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.
     (a) Organization, Qualification, and Corporate Power. Target is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Target has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of Target. Sellers have delivered to Buyer correct and complete copies of the charter and bylaws of Target (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of Target are correct and complete. Target is not in default under or in violation of any provision of its charter or bylaws.
     (b) Capitalization. The entire authorized capital stock of Target consists of 1,000,000 Target Shares, of which 11,265.676 Target Shares are issued and outstanding and no Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective Sellers as set forth in Section 4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation rights, phantom stock, profit participation, or similar rights with respect to Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Target.
     (c) Non-contravention. Except as set forth on Section 4(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) to the Knowledge of Sellers violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the charter or bylaws of Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.
     (d) Brokers’ Fees. Target has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     (e) Title to Assets. Except as set forth on Section 4(e) of the Disclosure Schedule, Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by Target, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.
     (f) Subsidiaries. Target has no Subsidiaries.
     (g) Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively the “Financial Statements”): (i) an unaudited balance sheet and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal year ended December 31, 2006 (the “Most Recent Fiscal Year End”) for Target; and (ii) an unaudited balance sheet and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the six months ended June 30, 2007 (the “Most Recent Fiscal Month End”) for Target. Except as set forth on Section 4(g) of the Disclosure Schedule, the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods, are correct and complete, and are consistent with the books and records of Target (which books and records are correct and complete); provided, however, that the Most

Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.
     (h) Events Subsequent to Most Recent Fiscal Year End. Except as set forth on Section 4(h) of the Disclosure Schedule, since the Most Recent Fiscal Year End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:
          (i) Target has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;
          (ii) Target has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;
          (iii) no party (including Target) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which Target is a party or by which Target is bound;
          (iv) Target has not imposed any Liens upon any of its assets, tangible or intangible;
          (v) Except as set forth on Section 4(h)(v) of the Disclosure Schedule, Target has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;
          (vi) Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;
          (vii) Except as set forth on Section 4(h)(vii) of the Disclosure Schedule, Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $5,000 singly or $10,000 in the aggregate;
          (viii) Target has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;
          (ix) Target has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;
          (x) Except as set forth on Section 4(h)(x) of the Disclosure Schedule, Target has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          (xi) there has been no change made or authorized in the charter or bylaws of Target;
          (xii) Except as set forth on Section 4(h)(xii) of the Disclosure Schedule, Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;
          (xiii) Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;
          (xiv) Target has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property, except for normal wear and tear due to ordinary use;
          (xv) Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;
          (xvi) Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;
          (xvii) Target has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;
          (xviii) Target has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);
          (xix) Target has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;
          (xx) Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;
          (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Target;
          (xxii) Target has not discharged a material Liability or Lien outside the Ordinary Course of Business;
          (xxiii) Target has not made any loans or advances of money;
          (xxiv) Target has not disclosed any Confidential Information outside the Ordinary Course of Business, and all disclosures of Confidential Information made within the Ordinary Course of Business were subject to not less than a reasonable level of customary legal protection for disclosures of the type in light of the circumstances surrounding such disclosures; and
          (xxv) Target has not committed to any of the foregoing.
     (i) Undisclosed Liabilities. Target has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).
     (j) Legal Compliance. Target and its predecessors and Affiliates, if any, have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof) except for any non-compliance that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Target’s business or financial condition, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.
     (k) Tax Matters.
          (i) Target (and any predecessor of Target) has been a validly electing S corporation within the meaning of Code Section 1361 and Section 1362 at all times during its existence and Target will be an S corporation up to and including the Closing Date.
          (ii) Target has no potential liability for any Tax under Code Section 1374. Target has not, in the past 10 years, (A) acquired assets from another corporation in a transaction in which Target’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.
          (iii) Target has filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Target (whether or not shown on any Tax Return) have been paid. Target currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Target.
          (iv) Target has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (v) No Seller or director or officer (or employee responsible for Tax matters) of Target expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Target. Target has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Target has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Target; Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Target for taxable periods ended on or after December 31, 2003, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Target filed or received since December 31, 2003.
          (vi) Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (vii) Target is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local or foreign Tax law). Target has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Target has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Target is not a party to or bound by any Tax allocation or sharing agreement. Target (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) or (B) has no Liability for the Taxes of any Person (other than Target) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
          (viii) The unpaid Taxes of Target (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target in filing their Tax Returns. Since the date of the Most Recent Balance Sheet, Target has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.
          (ix) Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section

7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.
          (x) Target has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361.
          (xi) Target has not, since October 3, 2004, (A) granted to any person an interest in a nonqualified deferred compensation plan (as defined in Code Section 409A) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by Code Section 409A, or (B) modified the terms of any nonqualified deferred compensation plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Code Section 409A. No person has a right to be indemnified by Target for any Tax imposed by Code Section 409A.
     (l) Real Property.
          (i) Target does not own any Real Property.
          (ii) Section 4(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Target has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 4(l)(ii) of the Disclosure Schedule, with respect to each of the Leases:
          (A) such Lease is legal, valid, binding, enforceable and in full force and effect;
          (B) the transaction contemplated by this Agreement does not require the consent of any other party to such Lease (except for those Leases for which Lease Consents (as hereinafter defined) are obtained), will not result in a breach of or default under such Lease that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on Target’s business or financial condition, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;
          (C) Target’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;
          (D) neither Target nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;
          (E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;
          (F) Target neither owes or will owe in the future any brokerage commissions or finder’s fees with respect to such Lease;
          (G) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Target;
          (H) Target has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;
          (I) Target has not collaterally assigned or granted any other Lien in such Lease or any interest therein; and
          (J) there are no Liens on the estate or interest created by such Lease.
          (iii) The Leased Real Property identified in Section 4(l)(ii) of the Disclosure Schedule (collectively, the “Real Property”), comprises all of the real property used or intended to be used in, or otherwise related to, Target’s business; and Target is not a party to any agreement or option to purchase any real property or interest therein.
          (iv) All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Real Property (the “Improvements”) are in good condition and repair (except for ordinary wear and tear) and sufficient for the operation of Target’s business. There are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of Target’s business as currently conducted thereon.
          (v) There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the Knowledge of Sellers, threatened, affecting any parcel of Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of Target’s business as currently conducted thereon.
          (vi) The Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities

Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Real Property and operation of Target’s business thereon does not violate any Real Property Laws. Target has not received any notice of violation of any Real Property Law and there is no basis for the issuance of any such notice or the taking of any action for such violation. There is no pending or anticipated change in any Real Property Law that will materially impair the ownership, lease, use or occupancy of any Real Property or any portion thereof in the continued operation of Target’s business as currently conducted thereon.
          (vii) Each parcel of Real Property has direct vehicular and pedestrian access to a public street adjoining the Real Property, or to the Knowledge of Sellers has vehicular and pedestrian access to a public street via an insurable, permanent, irrevocable and appurtenant easement benefiting such parcel of Real Property, and to the Knowledge of Sellers such access is not dependent on any land or other real property interest which is not included in the Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Real Property.
          (viii) All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of Target’s business as currently conducted thereon. Each such utility service enters the Real Property from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Real Property, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Real Property.
          (ix) All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all governmental authorities, boards of fire underwriters, associations or any other entity having jurisdiction over the Real Property which are required or appropriate to use or occupy the Real Property or operate Target’s business as currently conducted thereon, have been issued and are in full force and effect. Section 4(l)(ix) of the Disclosure Schedule lists all material Real Property Permits held by Target with respect to each parcel of Real Property. Target has delivered to Buyer a true and complete copy of all Real Property Permits. Target has not received any notice from any governmental authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and there is no basis for the issuance of any such notice or the taking of any such action. The Real Property Permits are transferable to Buyer without the consent or approval of the issuing governmental authority or entity, no disclosure, filing or other action by Target is required in connection with such transfer, and Buyer shall not be required to assume any additional liabilities or obligations under the Real Property Permits as a result of such transfer.
          (x) To the Knowledge of Sellers, the classification of each parcel of Real Property under applicable zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of Target’s business as currently conducted thereon, and permits the Improvements located thereon as currently constructed, used and occupied.

There are sufficient parking spaces, loading docks and other facilities at such parcel to comply with such zoning laws, ordinances and regulations. Target’s use or occupancy of the Real Property or any portion thereof or the operation of Target’s business as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any governmental authority.
          (xi) To the Knowledge of Sellers, the current use and occupancy of the Real Property and the operation of Target’s business as currently conducted thereon does not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property (the “Encumbrance Documents”). Neither Sellers nor Target has received any notice of violation of any Encumbrance Documents, and there is no basis for the issuance of any such notice or the taking of any action for such violation.
          (xii) To the Knowledge of Sellers, none of the Improvements encroach on any land which is not included in the Real Property or on any easement affecting such Real Property, or violate any building lines or set-back lines, and there are no encroachments onto any of the Real Property, or any portion thereof, which encroachment would interfere with the use or occupancy of such Real Property or the continued operation of Target’s business as currently conducted thereon.
          (xiii) To the Knowledge of Sellers, each parcel of Real Property is a separate lot for real estate tax and assessment purposes, and no other real property is included in such tax parcel. There are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any governmental authority, association or other entity having jurisdiction over the Real Property (collectively, the “Real Estate Impositions”) with respect to any Real Property or portion thereof which are delinquent. There is no pending or threatened increase or special assessment or reassessment of any Real Estate Impositions for such parcel.
          (xiv) None of the Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).
     (m) Intellectual Property.
          (i) Target owns and possesses or has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of Target as presently conducted. Each item of Intellectual Property owned or used by Target immediately prior to the Closing hereunder will be owned or available for use by Target on identical terms and conditions immediately subsequent to the Closing hereunder. Target has taken the actions described on Section 4(m)(i) of the Disclosure Schedule to maintain and protect each item of Intellectual Property that Target owns or uses.
          (ii) Except as set forth on Section 4(m)(ii) of the Disclosure Schedule, Target has not received notice that it has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of Target have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of Target, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Target.
          (iii) Section 4(m)(iii) of the Disclosure Schedule identifies each patent or registration that has been issued to Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Target has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission which Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Sellers have delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date). Section 4(m)(iii) of the Disclosure Schedule also identifies each material unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1,000 in the aggregate) and each material unregistered copyright used by Target in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4(m)(iii) of the Disclosure Schedule:
          (A) Target owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;
          (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;
          (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of Target, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;
          (D) Target has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and
          (E) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Sellers or Target, including without limitation, a failure by Sellers or Target to pay any required maintenance fees).
          (iv) Section 4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Target uses pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(m)(iv) of the Disclosure Schedule:
          (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;
          (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transaction contemplated hereby;
          (C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;
          (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;
          (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;
          (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;
          (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of Target, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same; and
          (H) Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.
          (v) To the Knowledge of any of Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of Target: (A) Target has not in the past nor will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted; (B) there are no facts that indicate a likelihood of any of the foregoing; and (C) no notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received.
          (vi) Sellers have taken all necessary and desirable action to maintain and protect all of the Intellectual Property of Target and will continue to maintain and protect all of the Intellectual Property of Target prior to Closing so as not to adversely affect the validity or enforceability thereof. To the Knowledge of any of Sellers, the owners of any of the Intellectual Property licensed to Target have taken all necessary and desirable action to maintain and protect the Intellectual Property covered by such license.

          (vii) Sellers have complied in all material respects with and are presently in compliance in all material respects with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property and Sellers shall take all steps necessary to ensure such compliance until Closing.
     (n) Tangible Assets. Target owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.
     (o) Inventory. The inventory of Target consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target.
     (p) Contracts. Section 4(p) of the Disclosure Schedule lists the following contracts and other agreements to which Target is a party:
          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person regardless of amount;
          (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to Target, or involve consideration in excess of $10,000;
          (iii) any agreement concerning a partnership or joint venture;
          (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation;
          (v) any agreement concerning confidentiality or non-competition;
          (vi) any agreement with any of Sellers and their Affiliates (other than Target);
          (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;
          (viii) any collective bargaining agreement;

          (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $10,000 or providing severance benefits;
          (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;
          (xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;
          (xii) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);
          (xiii) any agreement under which Target has advanced or loaned any other Person any amounts; or
          (xiv) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.
Sellers have delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in Section 4(p) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transaction contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.
     (q) Notes and Accounts Receivable. Except as set forth on Section 4(q) of the Disclosure Schedule, all notes and accounts receivable of Target are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target.
     (r) Powers of Attorney. Except as set forth on Section 4(r) of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of Target.
     (s) Insurance. Section 4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Target has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 10 years:
          (i) the name, address, and telephone number of the agent;

          (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;
          (iii) the policy number and the period of coverage;
          (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and
          (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.
With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transaction contemplated hereby; (C) neither Target nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Target has been covered during the past 10 years by insurance in scope and amount customary and reasonable for the businesses in which they have engaged during the aforementioned period. Section 4(s) of the Disclosure Schedule describes any self-insurance arrangements affecting Target.
     (t) Litigation. Section 4(t) of the Disclosure Schedule sets forth each instance in which Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or , to the Knowledge of any of Sellers and the directors and officers (and employees with responsibility for litigation matters) of Target, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(t) of the Disclosure Schedule could result in any Material Adverse Change. None of Sellers and the directors and officers (and employees with responsibility for litigation matters) of Target has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Target or that there is any Basis for the foregoing.
     (u) Product Warranty. Except as set forth on Section 4(u) of the Disclosure Schedule, each product manufactured, sold, leased, or delivered by Target has been in conformity with all applicable contractual commitments and all express and implied warranties, and Target has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith.
     (v) Product Liability. Target has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Target.
     (w) Employees. Section 4(w) of the Disclosure Schedule includes a list of current employees of Target as of the signing of this Agreement. Except as noted on Section 4(w) of the Disclosure Schedule, to the Knowledge of any of Sellers and the directors and officers (and employees with responsibility for employment matters) of Target, no executive, key employee, or group of employees has any plans to terminate employment with Target. Target is not a party to or bound by any collective bargaining agreement, nor has Target experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Target has not committed any unfair labor practice. None of Sellers and the directors and officers (and employees with responsibility for employment matters) of Target has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Target.
     (x) Employee Benefits.
          (i) Section 4(x) of the Disclosure Schedule lists all employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements which Target, or any ERISA Affiliate, has ever sponsored, maintained, or to which contributions are made or have ever been made, or for which obligations have been incurred, for the benefit of employees or former employees of Target or an ERISA Affiliate, including, without limitation, (1) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (2) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (3) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, tuition reimbursement, medical, dental, hospitalization, life insurance, disability insurance and other types of insurance, and (4) any employment agreement. The plans, agreements and arrangements described in this Section 4(x) are referred to herein as “Employee Benefit Plans.”
          (ii) None of the Employee Benefit Plans is, and neither Target nor any other ERISA Affiliate has ever contributed to or had any obligation to contribute to, (i) a plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code), any “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), or any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
          (iii) None of the Employee Benefit Plans, nor any trust created thereunder, now holds or has heretofore held as assets any stock or securities issued by Target or any ERISA Affiliate.
          (iv) Target has delivered to Buyer true and complete copies of all documents (including plan documents, trust agreements and insurance contracts) and summary plan descriptions of the Employee Benefit Plans or summary descriptions of any such Employee

Benefit Plan not otherwise in writing. Target has delivered to Buyer true and complete copies of the most recent determination letters and the Forms 5500 filed in the most recent three plan years with respect to any Employee Benefit Plan, including all schedules thereto and financial statements with attached opinions of independent accountants. Target has delivered to Buyer summaries of material modifications and material communications distributed within the last year to the participants of each Employee Benefit Plan. Target has delivered to Buyer all communications received from or sent to the Internal Revenue Service, Pension Benefit Guaranty Corporation or the Department of Labor within the last three years and any Forms 5330 required to be filed by Target or any ERISA Affiliate, whether related to a Employee Benefit Plan or otherwise. Target and any ERISA Affiliate, as applicable, have maintained all employee data necessary to administer each Employee Plan, including all data required to be maintained under Sections 107 and 209 of ERISA, and such data is true and correct and is maintained in usable form.
          (v) Each Employee Benefit Plan (and any related trust agreement) has been maintained, funded and administered in accordance with its terms and the terms of any applicable collective bargaining agreement, and Target, and each ERISA Affiliate, is in compliance with the applicable provisions of ERISA, the Code and all laws applicable thereto. Without limitation of the foregoing:
          (A) None of Target, any ERISA Affiliate, nor any Employee Benefit Plan fiduciary has, with respect to the Employee Benefit Plans, engaged in a non-exempt Prohibited Transaction, and no event or condition exists with respect to any Employee Benefit Plan which constitutes a reportable event within the meaning of Section 4043 of ERISA, as to which a waiver is not applicable. No event has occurred and no condition exists with respect to any Employee Benefit Plan which would give rise to any Liability under the Code or ERISA, including but not limited to Sections 511, 4971, 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E, 4980F or 6652 of the Code, or to any fine or civil penalty under Sections 502, 4069 or 4071 of ERISA.
          (B) Target and each ERISA Affiliate have complied in all respects with COBRA, the Health Insurance Portability & Accountability Act of 1996, and Medicare Part D with respect to any events occurring prior to and including the Closing Date. Each Employee Benefit Plan that is subject to Section 1862(b)(1) of the Social Security Act has been operated in compliance with the secondary payor requirements of Section 1862 of such Act.
          (C) Each Employee Benefit Plan that constitutes a “welfare benefit plan,” within the meaning of Section 3(1) of ERISA, and for which contributions are claimed by Target or any ERISA Affiliate as deductions under any provision of the Code, is in compliance with all applicable requirements pertaining to such deduction. §4(x) of the Disclosure Schedule discloses whether each welfare plan is (i) unfunded, (ii) with respect to welfare plans subject to the provisions of the Code, funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured.

          (D) Arrangements which constitute “nonqualified deferred compensation plans” as defined by §409A of the Code have been administered in compliance with §409A or an exemption therefrom since January 1, 2005.
          (E) All reports, returns and similar documents with respect to each Employee Benefit Plan required to be filed with any Governmental Authority or distributed to any participant of each Employee Benefit Plan have been duly and timely filed or distributed. All contributions, fees, interest, penalties and assessments that are payable by or for Target or any ERISA Affiliate have been timely reported, fully paid and discharged. There are no unpaid contributions, fees, penalties, interest or assessments due from Target or any ERISA Affiliate or from any other person that are or could become a Lien on any asset of Target or any ERISA Affiliate or could otherwise adversely affect the business or assets of Target or any ERISA Affiliate, and no assets of Target or any ERISA Affiliate are subject to (or expected to be subject to) any such Lien. Target and each ERISA Affiliate have collected or withheld all amounts that are required to be collected or withheld by them to discharge their obligations, and all of those amounts have been paid to the appropriate Employee Benefit Plans or governmental agencies or set aside in appropriate accounts for future payment when due.
          (vi) No actions, suits, disputes or claims (other than routine claims for benefits in the ordinary course) are pending or threatened with respect to any Employee Benefit Plan. No audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental authority with respect to any Employee Benefit Plan. There are no facts which could give rise to any Liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding (including, without limitation, any claim for breach of fiduciary duty).
          (vii) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that such Employee Benefit Plan is qualified under Section 401(a) of the Code, and such determination letter considers the Uruguay Round Agreements Act, the Small Business Job Protection Act of 1996, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been timely amended to reflect the provisions of the Economic Growth & Tax Relief Reconciliation Act of 2001 and any other statutory or regulatory changes requiring amendments, and has been timely submitted for a determination letter regarding the provisions of the Economic Growth & Tax Relief Reconciliation Act of 2001 if the deadline for such submission has passed. No event has occurred that will or could give rise to the revocation of any applicable determination letter, or the disqualification or loss of tax-exempt status of any such Employee Benefit Plan or trust under Sections 401(a) or 501(a) of the Code.
          (viii) Each of the Employee Benefit Plans can be terminated within a period of thirty (30) days following the Closing Date, without any additional contribution to such Employee Benefit Plan or the payment of any additional compensation or amount or acceleration of any benefits.

          (ix) No Employee Benefit Plan provides for or continues medical or health benefits, or life insurance or other benefits (through insurance or otherwise) for any Person or any dependent or beneficiary of any Person after such employee’s retirement or other termination of employment except as may be required by COBRA or applicable state law, and there has been no communication to any Person that could reasonably be expected to promise or guarantee any such benefits.
          (x) No condition exists as a result of which Target or any ERISA Affiliate would have any Liability, whether absolute or contingent, including any obligations under the Employee Benefit Plans, with respect to any misclassification of a Person performing services for Target or an ERISA Affiliate as an independent contractor rather than as an employee.
          (xi) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments which are or have been due have been paid to or with respect to each Employee Benefit Plan within the time required by law. All required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the Closing Balance Sheets or will be properly accrued on the books and records of Target and each ERISA Affiliate as of the Closing Date. None of the Employee Benefit Plans has any unfunded liabilities which are not reflected on the Closing Balance Sheet or the books and records of Target and each ERISA Affiliate.
          (xii) The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and will not accelerate the time of payment or vesting, or increase the amount of compensation due to any individual. None of the Employee Benefit Plans obligates Target or any ERISA Affiliate to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of “change of control” (as such term is defined in Section 280G of the Code).
     (y) Guaranties. Target is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.
     (z) Environmental, Health, and Safety Matters. Except as set forth on Section 4(z) of the Disclosure Schedule:
          (i) Target and its predecessors and Affiliates have complied and are in compliance with all Environmental, Health, and Safety Requirements.
          (ii) Without limiting the generality of the foregoing, Target and its Affiliates have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of their business; a list of all such permits, licenses and other authorizations is set forth on Section 4(z)(ii) of the Disclosure Schedule.
          (iii) Neither Target nor its predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.
          (iv) None of the following exists at any property or facility owned or operated by Target: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.
          (v) Neither Target nor its predecessors or Affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental, Health, and Safety Requirements.
          (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.
          (vii) Neither Target nor its predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.
          (viii) No facts, events or conditions relating to the past or present facilities, properties or operations of Target or its predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.
     (aa) Systems Continuity. Except as set forth on Section 4(aa) of the Disclosure Schedule, none of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by Target in the conduct of its business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past 12 months that has caused any substantial disruption or interruption in or to the use of any such Systems by Target.

     (bb) Certain Business Relationships with Target. None of Sellers, their Affiliates, Sellers’ directors, officers, employees and stockholders and Target’s directors, officers, employees, and stockholders has been involved in any business arrangement or relationship with Target within the past 12 months, and none of Sellers, their Affiliates, Seller’s directors, officers, employees and stockholders and Target’s directors, officers, employees, and stockholders owns any asset, tangible or intangible, which is used in the business of Target.
     (cc) Customers and Suppliers.
          (i) Section 4(cc) of the Disclosure Schedule lists the 10 largest customers of Target for each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. Section 4(cc) of the Disclosure Schedule also lists any additional current customers that Target anticipates shall be among the 10 largest customers for the current fiscal year.
          (ii) Since the date of the Most Recent Balance Sheet, no supplier of Target has indicated that it shall stop, or decrease the rate of, supplying materials, products or services to Target, and no customer listed on Section 4(cc) of the Disclosure Schedule has indicated that it shall stop, or decrease the rate of, buying materials, products or services from Target.
     (dd) Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.
SECTION 5. PRE-CLOSING COVENANTS
     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.
     (a) General. Each of the Parties will use his, her, or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).
     (b) Notices and Consents. Sellers will cause Target to give any notices to third parties, and will cause Target to use its best efforts to obtain any third party consents referred to in Section 4(c) above, the Lease Consents, and the items set forth on Section 5(b) of the Disclosure Schedule. Each of the Parties will (and Sellers will cause Target to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above.
     (c) Operation of Business. Sellers will not cause or permit Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Sellers will not cause or permit Target to (i) declare, set aside, or pay any dividend or make any distribution whatsoever with respect to its capital stock (whether in cash or in kind) or redeem, purchase, or otherwise acquire any of its capital stock or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(h) above.
     (d) Preservation of Business. Sellers will cause Target to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.
     (e) Full Access. Each of Sellers will permit, and Sellers will cause Target to permit, representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Target, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Target.
     (f) Notice of Developments. Sellers will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.
     (g) Exclusivity. None of Sellers will (and Sellers will not cause or permit Target to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Target (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of Sellers will vote their Target Shares in favor of any such acquisition. Sellers will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.
     (h) Maintenance of Real Property. Sellers will cause Target to maintain the Real Property, including all of the Improvements, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Real Property or any portion thereof, without the prior written consent of Buyer.
     (i) Leases. Except to the extent necessary to satisfy the Closing conditions set forth in Section 7 below, Sellers will not cause or permit any of Target’s Leases to be amended, modified, extended, renewed or terminated, nor shall Target enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, without the prior written consent of Buyer.
     (j) Tax Matters. Without the prior written consent of Buyer, Target shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Target for any period ending after the Closing Date or decreasing any Tax attribute of Target existing on the Closing Date.
     (k) S Corporation Status. Target and Sellers shall not revoke Target’s election to be taxed as an S corporation within the meaning of Code Section 1361 and Section 1362. Target and Sellers shall not take or allow any action, other than the sale of Target’s stock pursuant to this Agreement, that would result in the termination of Target’s status as a validly electing S corporation within the meaning of Code Section 1361 and Section 1362.
     (l) [INTENTIONALLY DELETED].
     (m) Restrictive Stock Transfer Agreements. Prior to Closing, Target and Sellers shall cancel any restrictive stock transfer agreements or similar agreements between or among them that pertain to the Shares.
     (n) 401(k) Plan Termination. Notwithstanding anything in this Agreement to the contrary, prior to Closing, Sellers shall cause the Company to terminate the Innovative Solutions Consulting, Inc. 401(k) Plan (the “401(k) Plan”) and any other Company Plan intended to be qualified under Code Section 401(a) or 403(a). In addition, (a) Sellers shall cause the Company to remove, or Sellers shall cause to resign, as a trustee under the 401(k) Plan Michele A. Aloisio and each other trustee, if any, of the 401(k) Plan, effective as of the Closing Date; and (b) Sellers shall cause the Company to appoint, effective as of the Closing Date, successor trustees designated by Buyer.
SECTION 6. POST-CLOSING COVENANTS
     The Parties agree as follows with respect to the period following the Closing.
     (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). Sellers acknowledge and agree that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Target.
     (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Target, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).
     (c) Transition. None of Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Target from maintaining the same business relationships with Target after the Closing as it maintained with Target prior to the Closing. Each of Sellers will refer all customer inquiries relating to the businesses of Target to Buyer from and after the Closing.
     (d) Confidentiality. Each of the parties hereto will treat and hold as such all of the Confidential Information of the other parties, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to such other party or destroy, at the request and option of disclosing party, all tangible embodiments (and all copies) of the Confidential Information which are in his, her, or its possession. In the event that any party is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such party will notify the disclosing party promptly of the request or requirement so that the disclosing party may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of receiving parties is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or party in a proceeding therein or else stand liable for contempt, such party may disclose the Confidential Information to the tribunal or such person involved in such action; provided, however, that the disclosing party shall use his, her, or its best efforts to obtain, at the reasonable request of the disclosing party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the disclosing party shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a party, nor shall the foregoing provisions apply to Buyer to the extent Buyer is required to disclose such information in order to comply with its disclosure obligations as a publicly-traded company under applicable federal securities laws and stock exchange rules and listing standards.
     (e) Termination of Aloisio Guarantees. Michele A. Aloisio is a party to certain guarantees as more fully identified in Schedule Section 6(e) of the Disclosure Schedules (the “Aloisio Guarantees”). Buyer has represented to Sellers that it is Buyer’s intention to refinance or otherwise terminate the debt that is guaranteed by the Aloisio Guarantees, and Sellers are relying on this representation in entering into this Agreement. Therefore, as further commitment under Buyer’s representation, Buyer hereby agrees to, promptly after Closing, take all actions and execute all documents reasonably necessary to have the Aloisio Guarantees released, and Buyer hereby agrees and covenants to defend, indemnify and hold harmless Michele A. Aloisio on any action, suit, proceeding or other claim against him pursuant to the Aloisio Guarantees that arises out of or directly relates to facts and circumstances occurring exclusively after the Closing Date. For the avoidance of doubt, the Parties acknowledge that Buyer shall have no indemnity obligation hereunder with respect to facts and circumstances occurring on or before the Closing Date.
     (f) Release of Target by Sellers. Effective at and (only) upon Closing, each Seller (each a “Releasing Party”) hereby irrevocably and unconditionally releases and forever discharges the Target and its respective successors and assigns (the “Released Parties”) from any and all claims, charges, complaints, causes of action, damages, agreements and liabilities of any kind or nature whatsoever, including any claim by the Sellers against the Target for indemnification or for advances with respect to actions or omissions (or claims or allegations thereof) of Sellers prior to the Closing in their capacities as shareholders, officers, directors or employees of the Target (“Released Claims”), whether known or unknown and whether at law or in equity, arising from conduct occurring on or prior to the Closing Date, including without limitation any Released Claims relating to or arising out of such Seller’s ownership of Stock; provided that (i) nothing contained herein shall release the Target from any of its post-Closing obligations and liabilities to a Releasing Party created under this Agreement or constitute a waiver of any claims that such Releasing Party may bring or have for indemnification by the Released Parties under Section 8, and (ii) this release shall only relate to those claims arising from conduct or omissions occurring on or before the Closing.
     (g) Winding-Up of 401(k) Plan. It is understood that Target will be responsible for ensuring the proper liquidation of the 401(k) Plan after the Closing Date and the operation of the 401(k) Plan on a terminated basis in compliance with applicable law pending completion of the termination and liquidation process.
SECTION 7. CONDITIONS TO OBLIGATION TO CLOSE
     (a) Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
          (i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;
          (ii) Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Sellers shall have performed and complied with all of such covenants in all respects through the Closing;
          (iii) Target shall have procured all of the third party consents specified in Section 5(b) above;
          (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Buyer to own the Target Shares and to control Target, or (D) affect adversely the right of Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
          (v) Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;
          (vi) the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above;
          (vii) Buyer shall have received the resignations, effective as of the Closing, of each director and officer of Target other than those whom Buyer shall have specified in writing at least five business days prior to the Closing;
          (viii) Buyer shall have obtained on terms and conditions satisfactory to it any debt or equity financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of Target after the Closing;
          (ix) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Buyer;
          (x) Target shall have obtained and delivered to Buyer a written consent for the assignment of each of the Leases, as well as a modification of the use restriction in the lease agreement for the premises located at 44180 Airport View Drive, Hollywood, Maryland, to permit fabrication and manufacturing activities and a waiver of tenant’s obligation under such lease agreement to surrender such premises to landlord in the condition in which such premises were originally delivered to tenant and, if requested by Buyer’s lender, a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under such Lease (the “Lease Consents”), in form and substance satisfactory to Buyer and Buyer’s lender;
          (xi) Target shall have obtained and delivered to Buyer an estoppel certificate with respect to each of the Leases, dated no more than 30 days prior to the Closing Date, from the other party to such Lease, in form and substance satisfactory to Buyer (the “Estoppel Certificates”);
          (xii) Target shall have obtained and delivered to Buyer a non-disturbance agreement with respect to each of the Leases for the Leased Real Property, in form and substance satisfactory to Buyer, from each lender encumbering any real property underlying the Leased Real Property for such Lease (the “Non-Disturbance Agreements”);

          (xiii) no damage or destruction or other change has occurred with respect to any of the Real Property or any portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of the Real Property or the operation of Target’s business as currently conducted thereon;
          (xiv) each of Marc DeLaVergne, Thomas R. Knowlton, and Kenneth J. Wood shall have entered into employment agreements with Buyer (or an Affiliate of Buyer) on terms reasonably satisfactory to Buyer, and such agreements shall be in full force and effect as of the Closing;
          (xv) Sellers shall have delivered to Buyer copies of the certificate of incorporation of Target certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Target’s incorporation;
          (xvi) Sellers shall have delivered to Buyer copies of the certificate of good standing of Target issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Target’s organization and of each jurisdiction in which each such Target is qualified to do business;
          (xvii) Sellers shall have delivered to Buyer a certificate of the secretary or an assistant secretary of Target, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Certificate of Incorporation of Target since the date specified in clause (xxii) above; (ii) the bylaws of Target; and (iii) any resolutions of the board of directors of Target relating to this Agreement and the transactions contemplated hereby;
          (xviii) Each Seller shall have delivered to Buyer a release of all claims against Target, in form and substance satisfactory to Buyer, and shall have entered into confidentiality, non-solicitation, non-compete and non-disparagement agreements with Target on terms satisfactory to Buyer, and such releases and agreements shall be in full force and effect as of the Closing.
          (xix) Any amounts owed by Target to Sellers shall have been paid in full and, at the request of Buyer, Sellers shall deliver to Target a release to such effect in form and substance satisfactory to Buyer.
          (xx) Buyer shall have obtained the approval of its lenders of this Agreement and the transactions contemplated thereby.
          (xxi) Buyer shall have obtained the approval of its board of directors of this Agreement and the transactions contemplated thereby.
          (xxii) Target and each Seller shall have delivered to Buyer signed copies of any applicable forms and attachments thereto required in connection with the Section 338(h)(10) Election pursuant to Section 9(f) below.
          (xxiii) W. Michael Cooper shall have discontinued any use or occupancy of the premises located at 44180 Airport View Drive, Hollywood, Maryland for the private practice of law or any other activity other than activities within the scope of and pursuant to his then current duties as an employee of Target.
Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.
     (b) Conditions to Sellers’ Obligation. The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:
          (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;
          (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Buyer shall have performed and complied with all of such covenants in all respects through the Closing;
          (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
          (iv) Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;
          (v) the Parties shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above;
          (vi) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Requisite Sellers.
The Requisite Sellers may waive any condition specified in this Section 7(b) on behalf of all Sellers if they execute a writing so stating at or prior to the Closing.

SECTION 8. REMEDIES FOR BREACHES OF THIS AGREEMENT
     (a) Survival of Representations and Warranties.
          (i) All of the representations and warranties of the Parties contained in Section 3 of this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).
          (ii) Except for those representations and warranties of the Parties contained in Sections 4(a)-(f) (inclusive), (j), (k) and (z) of this Agreement, all of the representations and warranties of the Parties contained in Section 4 of this Agreement, shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect for a period of 3 years from the Closing Date. This provision shall not extinguish claims that are made within 3 years of the Closing Date but that remain unresolved on or after the date that is 3 years after the Closing Date.
          (iii) All of the representations and warranties of the Parties contained in Sections 4(a)-(f) (inclusive), (j), (k) and (z) of this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers) plus 60 days.
     (b) Indemnification Provisions for Buyer’s Benefit.
          (i) In the event any Seller breaches (or in the event any third party alleges facts that, if true, would mean any Seller has breached) any of his, her, or its representations, warranties, and covenants contained herein (other than the covenants in Section 2(a) above and the representations and warranties in Section 3(a) above) and, provided that Buyer makes a written claim for indemnification against any Seller pursuant to Section 11(h) below within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), then each Seller shall be obligated jointly and severally to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that Sellers shall not have any obligation to indemnify Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of Sellers contained in Sections 4(g)-(i) inclusive, Sections 4(l)-(y) inclusive and Sections 4(aa)-(dd) inclusive above until Buyer has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $30,000 aggregate threshold, at which point Sellers will be obligated to indemnify Buyer from and against only such Adverse Consequences above such $30,000 aggregate threshold.

          (ii) In the event any Seller breaches (or in the event any third party alleges facts that, if true, would mean any Seller breached) any of his, her, or its covenants in Section 2(a) above or any of his, her, or its representations and warranties in Section 3(a) above, and provided that Buyer makes a written claim for indemnification against such a Seller pursuant to Section 11(h) below within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), then such Seller shall indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).
          (iii) Each Seller shall be obligated jointly and severally to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any occurrence or circumstance related to Target or its business that first arose, in whole or in part, on or before the Closing Date.
          (iv) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF SELLERS TO BUYER UNDER THIS SECTION 8(B) EXCEED THE PURCHASE PRICE.
     (c) Indemnification Provisions for Sellers’ Benefit. In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained herein and, provided that any Seller makes a written claim for indemnification against Buyer pursuant to Section 11(h) below within such survival period (if there is an applicable survival period pursuant to Section 8(a) above), then Buyer shall indemnify each Seller from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).
     (d) Matters Involving Third Parties.
          (i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.
          (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the

Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.
          (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).
          (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.
     (e) Determination of Adverse Consequences. All indemnification payments under this Section 8 and Section 9(a) shall be deemed adjustments to the Purchase Price.
     (f) Setoff against Holdback Payments; Priority. Any indemnification to which Buyer is entitled under this Agreement as a result of any Adverse Consequences Buyer may suffer may be satisfied by Buyer setting-off such indemnification amounts against any Holdback Payments due to Sellers, and Buyer shall seek to satisfy such indemnification amounts against any Holdback Payments due to Sellers prior to and before seeking to satisfy such indemnification amounts against other assets of Sellers. The exercise by Buyer of such right of setoff shall not preclude Buyer from pursuing other remedies available to Buyer against Sellers.
     (g) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to Target or the transactions contemplated by this Agreement. Each Seller hereby agrees that he, she, or it will not make any claim for indemnification against Target by reason of the fact that he, she, or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).
SECTION 9. TAX MATTERS
     The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:
     (a) Tax Indemnification. Each Seller shall jointly and severally indemnify Target, Buyer, and each Buyer Affiliate and hold them harmless from and against without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of Target for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Target (or any predecessor of Target) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any person (other than Target) imposed on Target as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.
     (b) Responsibility for Filing Tax Returns. At their expense, Sellers shall prepare or caused to be prepared and file or caused to be filed all Tax Returns for Target for periods ending on or before the Closing Date. Sellers shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing. Buyer shall have the right to contest the contents of all such Tax Returns, and any conflict between Sellers and Buyer with respect thereto shall be resolved in accordance with the provisions of Section 2(f), except that the parties shall have twenty (20) days in which to attempt to reach mutual agreement before referring the calculation to the Auditor.
     (c) Cooperation on Tax Matters.
          (i) Buyer, Target, and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 9(c) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Target and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Target or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.
          (ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
          (iii) Buyer and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder.
     (d) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving Target shall be terminated as of the Closing Date and, after the Closing Date, Target shall not be bound thereby or have any liability thereunder.
     (e) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
     (f) Section 338(h)(10) Election.
          (i) At Buyer’s request, Target and each Seller shall join with Buyer in making an election under Sections 338(h)(10) of the Code and the Treasury Regulations, including Treasury Regulation Section 1.338(h)(10)-1T(c)(1), and any corresponding or similar elections under state, local or foreign Tax Law (collectively, a “Section 338(h)(10) Election”) with respect to the purchase and sale of the Target Shares. Target and Sellers shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law.
          (ii) Buyer shall be responsible for the preparation and filing of all forms and documents required in connection with the Section 338(h)(10) Election. Sellers shall execute and deliver to Buyer such documents or forms as are reasonably requested and are required by any law, rule or regulation to complete properly the Section 338(h)(10) Election no later than 60 days after the Closing. For the purposes of executing the Section 338 Election, on or prior to the Closing Date, Seller and Buyer will execute two copies of the applicable Internal Revenue Service form and all attachments required to be filed therewith pursuant to applicable Treasury Regulations.
          (iii) Buyer, not less than 30 days prior to the date the forms required under Section 338(h)(10) of the Code are required to be filed, will provide Sellers with a valuation statement reflecting, as of the Closing Date, the fair market values of all of the assets and the liabilities and obligations of the Target. Buyer and Sellers will file, and will cause their Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with such valuation and will take no position contrary thereto unless required to do so by applicable Tax laws.
          (iv) To the extent permitted by state and local law, the principles and procedures of this section will also apply with respect to Section 338(h)(10) Election or equivalent or comparable provision under state or local law. Sellers will make any election similar to a Section 338(h)(10) Election which is optional under any state or local law, and will cooperate and join in any election made by Target, Buyer or its Affiliates to effect such an election so as to treat the transaction as a sale of assets for state and local income Tax purposes.
     (g) Tax Adjustment. If Buyer makes a Section 338(h)(10) Election, and if such Section 338(h)(10) Election causes each Seller’s after-Tax net proceeds from the sale of Target’s stock to be less than the after-Tax net proceeds that such Seller would have received had the Section 338(h)(10) Election not been made, taking into account all appropriate state, federal and local Tax implications (the “Section 338(h)(10) Election Liability”), then Buyer shall pay to Sellers, in cash, an aggregate amount determined pursuant to the following scale (the “Tax Adjustment”):
          (i) If the aggregate amount of the Section 338(h)(10) Election Liability is more than $1 but less than $50,000, then Buyer shall pay Sellers the aggregate amount of the Section 338(h)(10) Election Liability;
          (ii) If the aggregate amount of the Section 338(h)(10) Election Liability is at least $50,000 but less than $77,000, then Buyer shall pay Sellers the aggregate amount of $50,000; or
          (iii) If the aggregate amount of the Section 338(h)(10) Election Liability is $77,000 or more, then Buyer shall pay Sellers an aggregate amount equal to 65% of the aggregate amount of the Section 338(h)(10) Election Liability.
The amount of the Tax Adjustment shall be paid to each eligible Seller prior to the date that any Tax return is required to be filed in which the Section 338(h)(10) Election would have an impact on a Seller’s Tax liability. If a Tax impact would occur in multiple years, only the amount necessary to pay a Tax Adjustment for each year shall be paid in that year. In order to be entitled to a Tax Adjustment each Seller shall provide Buyer with a schedule, not later than 30 days before the due date of the Tax return with respect to which the Tax Adjustment is requested, computing the amount of the Tax Adjustment. The Tax Adjustment shall reflect the actual calculation of each Seller’s tax and shall not be based on assumed or hypothetical Tax rates. Buyer shall have the right to contest the calculation of any requested Tax Adjustment, and any conflict with respect to the calculation of a Tax Adjustment shall be resolved in accordance with the provisions of Section 2(f), except that the parties shall have 20 days in which to attempt to reach mutual agreement before referring the calculation to the Auditor.

SECTION 10. TERMINATION
     (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:
          (i) Buyer and Requisite Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;
          (ii) Buyer may terminate this Agreement prior to the Closing by giving written notice to Requisite Sellers on or before the 15th day following the date of this Agreement (or such shorter time if Closing occurs within such 15-day period) if Buyer is not satisfied with the results of its continuing business, legal, environmental, and accounting due diligence regarding Target;
          (iii) Buyer may terminate this Agreement by giving written notice to Requisite Sellers at any time prior to the Closing (A) in the event any of Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Requisite Sellers of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before September 28, 2007, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and
          (iv) Requisite Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before September 28, 2007, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any Seller breaching any representation, warranty, or covenant contained in this Agreement).
     (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).
SECTION 11. MISCELLANEOUS
     (a) Nature of Sellers’ Obligations.
          (i) The covenants of each Seller in Section 2(a) above concerning the sale of his, her, or its Target Shares to Buyer and the representations and warranties of each Seller in Section 3(a) above concerning the transaction are individual, and not joint and several, obligations. This means that the particular Seller making the representation, warranty, or covenant shall be solely responsible to the extent provided in Section 8(b)(ii) above for any Adverse Consequences Buyer may suffer as a result of any breach thereof.

          (ii) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller shall be responsible to the extent provided in Section 8(b)(i) and (iii) above for the entirety of any Adverse Consequences Buyer may suffer as a result of any breach thereof.
     (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Requisite Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).
     (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof, including, but not limited to that certain letter of intent and term sheet dated as of June 1, 2007, which letter of intent and term sheet are hereby terminated.
     (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Requisite Sellers; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).
     (f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of hereof.
     (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer:	Ultralife Batteries, Inc.
2000 Technology Parkway
Newark, NY 14513
Attention: General Counsel
Facsimile: (315) 331-7048

With a copy to:	Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, NY 14604
Attention: Jeffrey H. Bowen, Esq.
Facsimile: (585) 232-2152

If to Sellers:	Mr. Michele Aloisio
44850 Joy Chapel Road
Hollywood, MD 20636
Attention: Michele A. Aloisio
Phone: (301) 373-6555

And:	Mr. Marc DeLaVergne
2585 Aspen Road
Port Republic, MD 20676
Phone: (410) 586-8763

With a copy to:	Bowie & Jensen, LLC
29 W. Susquehanna Ave., Suite 600
Towson, MD 21204
Attention: Michael D. Oliver
Facsimile: (410) 583-2437
For the avoidance of doubt, any notice, request, demand, claim, or other communication hereunder to be given to Sellers shall be deemed given to all of the Sellers if it is given to Mr. Aloisio and Mr. DeLaVergne in accordance with the provisions above. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
     (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Requisite Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.
     (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     (l) Expenses. Each of Buyer, Sellers, and Target will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. If, and only if, the transactions contemplated by this Agreement are consummated in accordance with the terms of this Agreement, then (i) Sellers shall be responsible for all of their own legal costs and expenses incurred in connection with such transactions, as well as all of Target’s legal costs and expenses incurred in connection with such transactions, and at Closing Seller’s shall reimburse Buyer for any amounts already paid by or through Target for Sellers’ and Target’s legal costs and expenses incurred in connection with such transactions; (ii) Sellers shall be responsible for up to the first $15,000 in accounting costs and expenses incurred by Target in connection with such transactions, and at Closing Seller’s shall reimburse Buyer for such amount; and (iii) Buyer shall be responsible for Target’s other costs and expenses incurred in connection with such transactions; provided, however, in no event shall Buyer have any responsibility or liability whatsoever for any obligation undertaken by Sellers or Target to pay any finder’s fee, commission or similar payment in connection with this Agreement or the transactions contemplated hereby.
     (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.
     (n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     (o) Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of Target is unique and recognize and affirm that in the event Sellers breach this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.
     (p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court having jurisdiction in Wayne County, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.
     (q) Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in Code Sections 6011 and 6112 and regulations thereunder) contemplated by this agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure many not be made until the earlier of date of (A) public announcement of discussions relating to the transaction, (B) public announcement of the transaction, or (C) execution of an agreement to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.
     (r) Attorneys Fees. Notwithstanding any other provision herein, if Buyer or Sellers incur expenses (including but not limited to reasonable attorneys’ fees and other professional fees) to enforce their respective rights to payments hereunder (collectively, “Enforcement Costs”), and the prevailing party or parties in any such action or matter (whether or not an actual lawsuit or other action is filed) shall be entitled to recover from the non-prevailing party or parties all of the Enforcement Costs so incurred by such prevailing party or parties, and the non-prevailing party or parties hereby agree to pay such Enforcement Costs.
[THE SIGNATURES OF THE PARTIES APPEAR ON THE NEXT PAGE]

     IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement as of the date first above written.

BUYER: Ultralife Batteries, Inc.
/s/ Peter F. Comerford
Peter F. Comerford, Vice President of
Administration and General Counsel

SELLERS:
/s/ Michele A. Aloisio
Michele A. Aloisio, Individually

/s/ Marc DeLaVergne
Marc DeLaVergne, Individually

/s/ Thomas R. Knowlton
Thomas R. Knowlton, Individually

/s/ Kenneth J. Wood
Kenneth J. Wood, Individually

/s/ W. Michael Cooper
W. Michael Cooper, Individually

TARGET: Innovative Solutions Consulting, Inc.
/s/ Michele A. Aloisio
Michele A. Aloisio, President